EXHIBIT 10.41

NORTHRIM BANCORP, INC.

PROFIT SHARING PLAN

1. Purpose of the Plan

The purpose of the Northrim BanCorp, Inc. Inc. Profit Sharing Plan (the “Plan”) is to increase stockholder value and to enhance the ability of Northrim BanCorp, Inc. (the “Company”) and its subsidiary, Northrim Bank (the “Bank”), to attract, retain and motivate employees who are expected to contribute to the success of the Company and the Bank and to stimulate the efforts of the employees to contribute to the continued success and growth of the Company and the Bank.

2. Definitions

The following terms as used in the Plan shall have the meanings set forth below:

(a) “Board” means the Board of Directors of the Company.

(b) “Profit Share” means the cash payment made under the Plan to a Participant for a Performance Period.

(c) “Profit Share Pool Allocation” means the percentage of the Profit Share Pool allocated to each Participant by the Committee for a Performance Period.

(d) “Profit Share Pool” means the amount established by the Committee for a Performance Period.

(e) “Committee” means the Compensation Committee of the Board or a subcommittee thereof.

(f) “Participant” means, as to any Performance Period, any employee of the Company or the Bank who commenced employment prior to the January 1 that precedes or coincides with the start of the Performance Period, unless an employee is expressly excluded from participation by the Committee.

(g) “Performance Goals” means the goals and measures of Company performance or Bank performance for a Performance Period established by the Committee. The Performance Goals may be based on corporate financial measures on a consolidated basis, Bank basis, or business unit basis (or a combination thereof) as the Committee shall determine in its discretion.

(h) “Performance Period” means the Company’s fiscal year or shorter period selected by the Committee.

(i) “Performance Rating Factor” means the adjustment factor that shall be applied to each Participant’s Profit Share Pool Allocation based on the Participant’s performance rating during the Performance Period.

3. Administration

(a) The Plan shall be administered by the Committee. The Committee shall have full power and authority to: (i) designate the length of the Performance Period; (ii) designate any employees who will not be Participants for a particular Performance Period; (iii) establish the Profit Share Pool formula for the Performance Period; (iv) determine the Performance Goals used in the Profit Share Pool formula for the Performance Period; (v) determine the initial and final Profit Share Allocations for Participants for the Performance Period; (vi) determine the Performance Rating Factor that should be used for each level of individual performance during the Performance Period; (vii) determine the Profit Share payable for the Performance Period, including the effect of the termination of a Participant’s employment during the Performance Period; (viii) establish any other terms and conditions of each Profit Share; (ix) construe, interpret and administer the Plan and any agreement or other document in connection with the Plan; (x) adopt, amend, suspend, waive or rescind such rules as it shall deem necessary or desirable for the administration of the Plan; (xi) correct any defect or supply any omission or reconcile any inconsistency in the manner and to the extent that the Committee shall deem desirable to carry it into effect; and (xii) make any other determinations and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b) All designations, determinations, interpretations and other decisions under or with respect to the Plan by the Committee shall be final, conclusive and binding on all persons, including the Company, the Bank and Participants (and their legal representatives and beneficiaries, and any person claiming a benefit or right under the Plan).

(c) The Committee may in its discretion delegate to officers of the Company or the Bank the authority to take actions on its behalf pursuant to the Plan.

4. Eligibility

All employees of the Company and the Bank who commenced employment prior to the January 1 that precedes or coincides with a Performance Period are eligible and will participate in the Plan during the Performance Period, unless the Committee designates the employee as ineligible, which the Committee may do, in its complete discretion.

5. Profit Share Provisions

(a) Annual Designations. Within 120 days following the beginning of each fiscal year, the Committee shall designate (i) one or more Performance Periods for the fiscal year, (ii) assign to each Participant an initial Profit Share Pool Allocation for each Performance Period based on responsibility level (which assignment may be done by assigning a Profit Share Pool Allocation to a class or grouping of employees), (iii) establish the Performance Rating Factor that should be used for each level of individual performance during the Performance Period, and (iv) establish the formula for determining the Profit Share Pool for each Performance Period, including the Performance Goal(s) used in the formula. The following example illustrates how the process might work.

Example 1

Assume that during the first quarter of the 2012 fiscal year the Committee makes the following designations:

•	Performance Period – the full fiscal year

•	Participants – all eligible employees, as listed on a schedule

•	Initial Profit Share Pool Allocations – percentages listed on a schedule for each Participant or groupings of Participants, which range between 0.5% and 4%

Note that these initial allocation percentages may be modified by the Committee, in its discretion, when the Profit Share Pool Allocation is finalized, based on each Participant’s base salary and Performance Rating Factor.

•	Profit Share Pool formula – based on the Company’s consolidated return on average assets calculated using net after tax income, excluding the after tax effect of any profit sharing accrual, divided by average assets (ROA ) and pre-tax income, which excludes any accrual for the Profit Share Pool, as follows:

ROA	Profit Share Pool
<0.75%	0
0.75% to 1.0%	5% of pre-tax income
>1.0% to 1.25%	5% of pre-tax income + 3% of pre-tax income in excess of 1% ROA and not greater than 1.25%
>1.25%	No additional amount

(b) Balance Sheet Quality Requirements. In order for there to be a Profit Share Pool for a Performance Period, the Committee must determine that the Company and the Bank (i) meet the regulatory definition of being well capitalized and (ii) have adversely classified assets to total risk-based capital of 35% or less at the end of the Performance Period. The Committee will make these determinations in its complete discretion.

(c) Profit Share Determinations. If the Committee determines the regulatory requirements in paragraph (b) of this Section have been satisfied, then as soon as reasonably practicable after the end of a Performance Period the Committee will determine:

(i) The size of the Profit Share Pool;

(ii) The Participant’s final Profit Share Pool Allocation for the Performance Period, based on the initial Profit Share Pool Allocation as adjusted by the Committee for various factors, including (but not limited to) the weighted factors of the Participant’s actual base salary paid during the Performance Period and Performance Rating Factor; provided, however, that no final Profit Share Pool Allocation shall exceed 7.5% of the Profit Share Pool for any Performance Period and the aggregate amount of all final Profit Share Pool Allocations for any Performance Period shall not exceed 100% of the Profit Share Pool for the Performance Period; and

(iii) Each Participant’s Profit Share, by multiplying the Profit Share Pool by the Participant’s final Profit Share Pool Allocation for the Performance Period; provided, however, no payment to any one Participant shall exceed 50% of base salary.

Notwithstanding the foregoing (a) the Committee shall have the discretion to eliminate or reduce the Profit Share that otherwise would be payable to a Participant, based on such factors as deemed appropriate by the Committee, and (b) in no event may more than 25% of the Profit Share Pool for the Performance Period be payable in the aggregate to the executive officers of the Company. In applying adjustments, the Committee has complete discretion. The following example illustrates how the process might work.

Example 2

In addition to the assumptions in Example 1, assume the following for the 2012 Performance Period:

•	The Committee deemed the regulatory requirements in paragraph (b) of this Section to have been met.

•	ROA = 0.9%

•	Pre-tax income = $13,800,000

•	Final Profit Share Pool Allocations of 1% for Mr. A and 4% for Ms. B

These percentages reflect the initial Profit Share Pool Allocations, which were then adjusted based on each Participant’s base salary and Performance Rating Factor for the performance period.

As a result:

•	Profit Share Pool: 5% x $13,800,000 = $690,000

•	Final Profit Share Pool Allocation for Mr. A: 1% x $690,000 = $6,900

•	Final Profit Share Pool Allocation for Ms. B: 4% x $690,000 = $27,600

•	Maximum aggregate payments to executive officers: 25% x $690,000 = $172,500

Payment of Profit Shares. No Profit Share payments will be effective unless they are approved by the Board. Profit Shares under the Plan shall be paid to the Participants in cash in a single lump sum within two and one-half months following the end of the Company’s fiscal year in which the Performance Period ends; provided, however, that to the extent a Participant is eligible to participate in the Northrim Bank Deferred Compensation Plan, and has made an election that complies with that plan and Section 409A of the Internal Revenue Code of 1986, as amended, then payment will occur pursuant to that plan and Section 409A.

(d) Termination of Employment. In the event a Participant’s employment with the Company terminates for any reason before payment of a Profit Share for a Performance Period, the Participant shall have no further rights under the Plan and shall not be entitled to payment of any Profit Share under the Plan, except a Participant will not forfeit rights under the Plan if the early termination was due to death, disability or retirement. For these purposes “disability” means the Participant is either: (i) Unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Company. In addition, “retirement” means a termination of employment on or after age 65.

6. Amendment and Termination of the Plan

The Board may, in its sole discretion, from time to time amend, alter, suspend, discontinue or terminate the Plan; provided, however, that, without the consent of the Participant, no amendment, alteration, suspension, discontinuation or termination of the Plan may materially and adversely affect the rights of such Participant under any Profit Share Allocation granted to the Participant for a Performance Period.

7. Generally Applicable Provisions

(a) No Transferability. No Profit Share granted under the Plan nor any other rights acquired by a Participant under the Plan shall be assignable or transferable by a Participant, other than by a will or the laws of descent and distribution, and no Profit Share under the Plan shall be subject in any manner to anticipation, pledge, encumbrance, charge, garnishment, execution or levy or lien of any kind, whether voluntary or involuntary, and any attempt contrary thereto shall be void.

(b) Designation of Beneficiary. Subject to applicable law, each Participant shall have the right to file with the Company a written designation of one or more beneficiaries who shall be entitled to receive the amount, if any, payable under the Plan pursuant to a Profit Share upon the Participant’s death. A Participant may from time to time revoke or change a beneficiary or beneficiaries by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, change or revocation thereof shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of a date prior to receipt. If no such beneficiary designation is in effect at the time of a Participant’s death, or if no designated beneficiary survives the Participant, or if such designation conflicts with law, the payment of the amount, if any, payable pursuant to a Profit Share under the Plan upon the Participant’s death shall be made to the Participant’s estate by the Committee. If the Committee is in doubt as to the right of any Person to receive any amount, then the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction or to the estate of the Participant, in which event the Company and the Committee shall have no further liability to any Person with respect to such an amount.

(c) No Right to Profit Share. Nothing in the Plan shall be construed as giving any Participant, employee or other person any right to claim to a Profit Share under the Plan, or to be treated uniformly with other Participants and employees.

(d) Tax Withholding. The Company and the Bank are authorized to withhold from any Profit Share granted or any payment due under the Plan all applicable federal, state and local income, employment and other taxes due with respect to a Profit Share. The Company and the Bank shall also have the right to withhold from other compensation or amounts payable to the Participant the taxes required by law, or to otherwise require the Participant to pay such withholding taxes.

(e) No Right to Employment. Nothing contained in the Plan shall, and no grant of any Profit Share shall be construed to (i) confer upon any Participant any right to continue in employment with the Company or the Bank or (ii) interfere in any way with the right of the Company or the Bank to terminate any Participant’s employment at any time.

(f) Unfunded Status of Profit Shares. Each Profit Share payable under the Plan shall be paid solely from the general assets of the Company or the Bank. The Plan is intended to constitute an “unfunded” plan for incentive compensation, and nothing contained in the Plan shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company and the Bank.

(g) Governing Law. The validity, interpretation, construction and effect of the Plan and any rules relating to the Plan shall be governed by the laws of the State of Alaska, without regard to provisions governing conflicts of laws.

(h) Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

(i) Limitation of Liability; Indemnification. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or the Bank, the Company’s independent auditors, legal counsel, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, and any officer or employee of the Company or the Bank acting at the direction or on behalf of the Committee, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

Each member of the Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or her undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

(j) Costs and Expenses. The costs and expenses of administering the Plan shall be borne solely by the Company.

(k) Requirements of Law. The Plan and all Profit Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to any required approvals by governmental agencies.

(l) Clawback. Notwithstanding any provision of this Plan to the contrary, in the event that (i) (A) the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements under federal law or (B) a miscalculation is made in the determination of the Profit Share payable to a Participant and (ii) as a result the Profit Share paid to an executive officer of the Company is in excess of the amount that would have been paid under the restatement or if there had been no miscalculation during the three years prior to the restatement or miscalculation, the executive officer will be required to repay to the Company, the excess amount of any Profit Share payable for such three-year period.

(m) Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

8. Effective Date

The Plan shall be effective as of December 31, 2011.